Exhibit (a)(1)(ii)

BTU International, Inc. Stock Option Exchange Program

Election Form

Employee Name:

Employee ID:

If you wish to exchange Eligible Options, you must act by 9:00 a.m. EDT on Monday, May 18, 2009. You may change your elections as often as you wish until 9:00 a.m. EDT on Monday, May 18, 2009, at which time your option election, if any, in effect at that time will become irrevocable, unless the offer is extended by BTU International, Inc. in its sole discretion.

•	Indicate your election for each option grant in the appropriate box.

•	Sign and date the Election Form and return to Richard Flynn, Finance Manager, at BTU International, Inc. by one of the following methods:

•	by regular mail to BTU International, Inc., Attn: Richard Flynn, 23 Esquire Road, North Billerica, MA 01862;

•	by facsimile to Richard Flynn at 978-670-1533;

•	by e-mail, send a signed PDF of the Election Form to Richard Flynn at rflynn@btu.com; or

•	by inter-office mail to Richard Flynn in the Accounting Office.

Questions about the Exchange Program can be directed to Richard Flynn:

•	By phone at 978-667-4111 (ext. 328).

•	By e-mail to rflynn@btu.com

Eligible Options			Shares Subject to Replacement Option	Exchange*
Option Grant Date	Shares Subject to Option Grant	Exercise Price (per Share)
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Note:	The exercise price of the Replacement Options will be equal to the closing price of the Company’s common stock on the NASDAQ Global Market on May 15, 2009, unless we extend the Offer.

Signature:

Date:

*	For each grant, if the Exchange box is not chosen or you do not return this form, you will be considered to DECLINE the election in its entirety. Partial tenders are not permitted.